BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022

                                 (212) 856-7039


                                 (212) 856-7000


                                 (212) 856-7816





                                 August 22, 1997



Reich & Tang Distributors L.P.
600 Fifth Avenue
New York, New York  10020

Gentlemen:

                  We have acted as special counsel to Reich & Tang Distributors L.P. as Depositor, Sponsor and Principal Underwriter (the "Depositor") of Mortgage Securities Trust, CMO Series 13 (the "Trust") in connection with the preparation by the Trust of a Rule 24f-2 Notice (the "Rule 24f-2 Notice") covering the registration of units of fractional undivided interest (the "Units") in the Trust.

                  In connection with our representation, we have examined copies of the Trust Agreement, the Registration Statement, and such other Trust records and documents as we deemed necessary for the purpose of this opinion.

                  We have also examined such other documents, papers, statutes and authorities as we deemed necessary for the purposes of this opinion. In rendering this opinion we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity with the originals of all documents, certificates and instruments submitted to us as copies and the legal capacity to sign of all individuals executing such documents, certificates and instruments, and we have relied upon statements and certificates of officers and representatives of the Sponsor and others.


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          We have assumed that each party has duly authorized, executed and delivered the Trust Agreement, Registration Statement on Form S-6 (File No. 33-58526) and other instruments, certificates, agreements, documents executed in connection with the transactions contemplated thereby (collectively "UIT Documents") to which it is a party.

          We have assumed that each party is duly qualified and has full power and authority to perform its obligations under the UIT Documents and the transactions contemplated by the UIT Documents.

          We have assumed that each party complied with all orders, rules, regulations applicable to it or in connection with the UIT Documents or the transactions contemplated thereby. We have further assumed that no party to the transaction contemplated by the UIT Documents is subject to any statute, rule or regulation, or to any impediment to which contracting parties are not generally subject, which requires such party to obtain the authorization or consent of, or to register or make a declaration or filing with, or inquiry of any governmental agency or regulatory authority.

          Based on such examination and assumptions, we are of the opinion that the Units, the registration of which this Notice makes definitive, when sold by the Depositor and purchased and paid for by the Unitholder, duly executed, authenticated and delivered in accordance with the Trust Agreement and the Registration Statement relating to such Units, the Units were validly issued, fully paid and nonassessable.

          We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

          We hereby consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.


                                      Very truly yours,




                                      BATTLE FOWLER LLP


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